FILED PURSUANT TO

RULE 424(B)(2)

REGISTRATION NO: 333-137101

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

6.000% Senior Notes due 2017	$500,000,000	99.992%	$499,960,000	$15,349

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

Prospectus Supplement to Prospectus dated October 18, 2006.

SunTrust Banks, Inc.

6.000% Senior Notes due 2017

SunTrust Banks, Inc. will pay interest on the notes on March 11 and September 11 of each year, beginning March 11, 2008. The notes will mature on September 11, 2017.

The notes will be senior unsecured indebtedness of SunTrust Banks, Inc. and rank equally with SunTrust Banks, Inc.’s other senior unsecured indebtedness and will be effectively subordinated to SunTrust Banks, Inc.’s secured indebtedness and indebtedness of its subsidiaries. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $5,000 and integral multiples of $1,000 in excess thereof. The notes will not be subject to redemption at our option or repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

The notes will not be deposits or other obligations of a depositary institution and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Investing in the notes involves risk. See “Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2006, on page 82 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and on page 89 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and “Special Note Regarding Forward-Looking Statements” beginning on page iii of this prospectus supplement.

	Per Note	Total
Initial public offering price	99.992%	$499,960,000
Underwriting discount	0.450%	$2,250,000
Proceeds, before expenses, to SunTrust Banks, Inc.	99.542%	$497,710,000

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on September 10, 2007. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V.

Joint Bookrunners

SunTrust Robinson Humphrey	Merrill Lynch & Co.

Co-Managers

Bank of America Securities LLC
Goldman, Sachs & Co.
Lehman Brothers
Morgan Stanley
Sandler O’Neill + Partners, L.P.
UBS Investment Bank

Prospectus Supplement dated September 5, 2007

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “SunTrust,” “we,” “us,” “our” or similar references mean SunTrust Banks, Inc. and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” until we or any of the underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•

Current Reports on Form 8-K dated September 26, 2006 (Form 8-K/A filed on March 7, 2007), January 19, 2007 (Form 8-K/A filed on March 1, 2007), February 12, 2007 (Form 8-K/A), February 13, 2007, March 28, 2007, April 17, 2007 (Item 5.03 and the related Exhibits 3.1 and 3.2 included in Item 9.01 only), May 15, 2007 (except Item 7.01 and the related Exhibit 99.1 included in Item 9.01), May 21, 2007, May 31, 2007 (filed on June 1, 2007), May 31, 2007 (filed on June 7, 2007), August 16, 2007 (excluding Item 7.01) and August 20, 2007.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, GA 30308

Telephone: 404-588-7711

Attn: Corporate Secretary

We have also filed a registration statement (No. 333-137101) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the notes. The registration statement may contain additional information that may be important to you.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement may contain forward-looking statements, including statements about credit quality and the future prospects of SunTrust. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Such statements are based upon the current beliefs and expectations of SunTrust’s management and on information currently available to management. The forward looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements speak as of the date hereof, and SunTrust does not assume any obligation to update the statements included or incorporated by reference herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward looking statements involve significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in SunTrust’s 2006 Annual Report on Form 10-K, in SunTrust’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, and in the Current Reports filed on Form 8-K with the SEC and available at the SEC’s internet site (http://www.sec.gov). Those factors include:

•	changes in general business or economic conditions, including customers’ ability to repay debt obligations, could have a material adverse effect on our financial condition and results of operations;

•	changes in market interest rates or capital markets could adversely affect our revenues and expenses, the value of assets and obligations, costs of capital, or liquidity;

•	the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings;

•	significant changes in markets for residential or commercial real estate could harm our revenues and profitability;

•	customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding;

•	customers may decide not to use banks to complete their financial transactions, which could affect net income;

•	we have businesses other than banking, which subjects us to a variety of risks;

•	hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business;

•	negative public opinion could damage our reputation and adversely impact our business and revenues;

•	we rely on other companies for key components of our business infrastructure;

•	we rely on our systems, employees and certain counterparties, and certain failures could materially adversely affect our operations;

•	we depend on the accuracy and completeness of information about clients and counterparties;

•	regulation by federal and state agencies could adversely affect our business, revenues, and profit margins;

•	competition in the financial services industry is intense and could result in losing business or reducing profit margins;

•	future legislation could harm our competitive position;

•	maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services;

•	our ability to receive dividends from our subsidiaries accounts for most of our revenues and could affect our liquidity and ability to pay dividends;

•	significant legal actions could subject us to substantial uninsured liabilities;

•	we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits;

•	we depend on the expertise of key personnel without whom our operations may suffer;

•

we may be unable to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategy;

•	our accounting policies and methods are key to how we report financial condition and results of operations, and may require management to make estimates about matters that are uncertain;

•	changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition;

•	our stock price can be volatile;

•	our disclosure controls and procedures may fail to prevent or detect all errors or acts of fraud;

•	our financial instruments carried at fair value expose us to certain market risks;

•	weakness in residential property values and mortgage loan markets could adversely affect us; and

•

we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm our liquidity, results of operations and financial condition.

SUMMARY INFORMATION

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the notes. You should read this entire prospectus supplement and accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information.”

SunTrust Banks, Inc.

SunTrust Banks, Inc., a Georgia corporation, is one of the nation’s largest financial services holding companies. Our principal executive offices are located at 303 Peachtree Street, NE, Atlanta, Georgia 30308. Our telephone number is 404-588-7711.

The Offering

Issuer	SunTrust Banks, Inc.

Securities Offered	6.000% Senior Notes due 2017

Maturity Date	September 11, 2017

Interest Payments

The notes will bear interest from September 10, 2007 or from the most recent interest payment date on which we paid or provided for interest on the notes, at the rate of 6.000% per annum. We will pay interest semiannually in arrears on March 11 and September 11 of each year beginning on March 11, 2008. Interest will be calculated based on a 360-day year composed of twelve 30-day months.

Redemption/Repayment	The notes will not be subject to redemption at our option or repayment at the option of the holder at any time prior to maturity.

Ranking

The notes will be senior unsecured indebtedness of SunTrust Banks, Inc. and rank equally with our other senior unsecured indebtedness and will be effectively subordinated to our secured indebtedness and indebtedness of our subsidiaries. At June 30, 2007, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $155.3 billion.

Ratings

The notes are expected to be rated A+ by Standard & Poor’s Ratings, Aa3 by Moody’s Investors Service and A+ by Fitch Ratings. The ratings of the notes should be evaluated independently from similar ratings of other securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Use of Proceeds

We expect to receive net proceeds from this offering of approximately $497,292,500, after expenses and underwriting commissions. We intend to use the net proceeds for general corporate purposes, which may include repayment of $350 million of our currently outstanding debt securities upon maturity in October 2007. For further information, see “Use of Proceeds” in this prospectus supplement.

Form and denomination

The notes will be issued in book-entry form through the facilities of The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC,” in minimum denominations of $5,000 and integral multiples of $1,000 in excess thereof.

The notes will be accepted for clearance by DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear Bank, S A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”). Owners of beneficial interests in the notes will receive all payments relating to their notes in U.S. dollars.

Listing	The notes will not be listed on any securities exchange.

Trustee	U.S. Bank National Association.

Governing law	The notes and the indenture governing the notes are governed by the laws of the State of New York.

Selected Consolidated Condensed Financial Data

The following is selected unaudited consolidated condensed financial information for SunTrust for the six-month periods ended June 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004. The summary below should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the other detailed information contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and our 2006 Annual Report on Form 10-K.

	Six Months Ended June 30		Twelve Months Ended December 31
(Dollars in millions, except per share and other data)	2007	2006	2006	2005	2004
Summary of Operations
Interest, fees, and dividend income	$5,071.9	$4,701.8	$9,792.0	$7,731.3	$5,218.4
Interest expense	2,712.1	2,354.0	5,131.6	3,152.3	1,533.2

Net interest income	2,359.8	2,347.8	4,660.4	4,579.0	3,685.2
Provision for loan losses	161.1	85.2	262.5	176.9	135.6

Net interest income after provision for loan losses	2,198.7	2,262.6	4,397.9	4,402.1	3,549.6
Noninterest income	2,033.5	1,726.9	3,468.4	3,155.0	2,604.4
Noninterest expense	2,487.2	2,440.6	4,879.9	4,690.7	3,897.0

Income before provision for income taxes	1,745.0	1,548.9	2,986.4	2,866.4	2,257.0
Provision for income taxes	542.3	473.4	869.0	879.2	684.1

Net income	1,202.7	1,075.5	2,117.4	1,987.2	1,572.9
Preferred stock dividends	14.9	-	7.7	-	-

Net income available to common shareholders	$1,187.8	$1,075.5	$2,109.7	$1,987.2	$1,572.9

Net income available to common shareholders excluding gain on sale of shares of The Coca-Cola Company [1]	$1,042.3	$1,075.5	$2,109.7	$1,987.2	$1,572.9
Net interest income-FTE	2,408.2	2,389.4	4,748.4	4,654.5	3,743.6
Total revenue-FTE	4,441.8	4,116.3	8,216.8	7,809.5	6,348.0
Total revenue-FTE excluding gain on sale of shares of The Coca-Cola Company [1]	4,206.9	4,116.3	8,216.8	7,809.5	6,348.0

Net Income Per Average Common Share
Diluted	$3.33	$2.96	$5.82	$5.47	$5.19
Diluted, excluding gain on sale of shares of The Coca-Cola Company [1]	2.92	2.96	5.82	5.47	5.19
Basic	3.37	2.98	5.87	5.53	5.25
Dividends paid per average common share	1.46	1.22	2.44	2.20	2.00

Market price:
High	$94.18	$78.33	$85.64	$75.77	$76.65
Low	78.16	69.68	69.68	65.32	61.27
Close	85.74	76.26	84.45	72.76	73.88

Selected Average Balances
Total assets	$180,747.2	$179,189.8	$180,315.1	$168,088.8	$133,754.3
Earning assets [2]	158,528.7	157,324.5	158,428.7	146,639.8	117,968.8
Loans	119,830.5	118,214.1	119,645.2	108,742.0	86,214.5
Total deposits	123,200.9	122,167.7	123,665.5	110,406.5	87,132.9
Total shareholders’ equity	17,824.8	17,178.8	17,546.7	16,526.3	11,469.5

As of June 30/December 31
Total assets	$180,314.4	$181,143.4	$182,161.6	$179,712.8	$158,869.8
Earning assets [2]	157,094.9	158,845.2	159,063.8	156,640.9	137,813.4
Loans	118,787.7	120,243.1	121,454.3	114,554.9	101,426.2
Allowance for loan and lease losses	1,050.4	1,061.9	1,044.5	1,028.1	1,050.0
Total deposits	122,890.7	124,852.4	124,021.6	122,053.2	103,361.3
Long-term debt	20,604.9	18,222.2	18,992.9	20,779.2	22,127.2
Total shareholders’ equity	17,368.9	17,423.9	17,813.6	16,887.4	15,986.9

Financial Ratios and Other Data
Return on average total assets	1.34%	1.21%	1.17%	1.18%	1.18%
Return on average total assets less net unrealized securities gains [3]	1.16	1.19	1.17	1.17	1.19
Return on average common shareholders’ equity	13.83	12.63	12.13	12.02	13.71
Return on average realized common shareholders’ equity [3]	12.63	12.98	12.72	12.70	15.65
Net interest margin [2]	3.06	3.06	3.00	3.17	3.17
Efficiency ratio	56.00	59.29	59.39	60.06	61.39
Allowance to period-end loans	0.88	0.88	0.86	0.90	1.04
Nonperforming assets to total loans plus OREO and other repossessed assets	0.73	0.31	0.49	0.29	0.40
Common dividend payout ratio	43.7	41.2	41.7	40.0	38.4
Full-service banking offices	1,685	1,695	1,701	1,657	1,676
ATMs	2,533	2,564	2,569	2,782	2,804
Full-time equivalent employees	33,241	34,155	33,599	33,406	33,156
Average common shares - diluted (thousands)	356,608	363,917	362,802	363,454	303,309
Average common shares - basic (thousands)	352,713	360,604	359,413	359,066	299,375
Regulatory Capital Ratios
Total average shareholders’ equity to total average assets	9.86%	9.59%	9.73%	9.83%	8.58%
Tier 1 capital ratio	7.49	7.31	7.72	7.01	7.16
Total risk-based capital ratio	10.67	10.70	11.11	10.57	10.36
Tier 1 leverage ratio	7.11	6.82	7.23	6.65	6.64

Reconcilement of Non-GAAP Measures
Return on average total assets	1.34%	1.21%	1.17%	1.18%	1.18%
Impact of excluding net realized and unrealized securities (gains)/losses and The Coca-Cola Company dividend	(0.18)	(0.02)	-	(0.01)	0.01

Return on average total assets less net realized and unrealized securities gains/losses and The Coca-Cola Company dividend	1.16%	1.19%	1.17%	1.17%	1.19%

Return on average common shareholders’ equity	13.83%	12.63%	12.13%	12.02%	13.71%
Impact of excluding net realized and unrealized securities (gains)/losses and The Coca-Cola Company dividend	(1.20)	0.35	0.59	0.68	1.94

Return on average realized common shareholders’ equity	12.63%	12.98%	12.72%	12.70%	15.65%

Net income available to common shareholders	$1,187.8
After-tax gain on sale of shares of The Coca-Cola Company	(145.6)

Net income available to common shareholders excluding gain on sale of shares of The Coca-Cola Company	$1,042.2

Total revenue-FTE	$4,441.8
Pre-tax gain on sale of shares of The Coca-Cola Company	(234.9)

Total revenue-FTE excluding gain on sale of shares of The Coca-Cola Company	$4,206.9

Diluted earnings per average common share	$3.33
After-tax gain on sale of shares of The Coca-Cola Company	(0.41)

Diluted earnings per average common share excluding gain on sale of shares of The Coca-Cola Company	$2.92

	Six Months Ended June 30		Twelve Months Ended December 31
	2007	2006	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges[4]
Including interest on deposits	1.64	1.65	1.58	1.89	2.43	2.28	1.94
Excluding interest on deposits	3.04	2.86	2.73	3.09	3.78	3.66	3.24

1 SunTrust presents selected financial data on a basis that excludes the gain on the sale of shares of The Coca-Cola Company. The Company believes the exclusion of these items is more indicative of the Company’s performance because they exclude a large securities gain that is not a customer relationship or customer driven transaction.

2 During the second quarter of 2006, we segregated certain noninterest earning trading assets that had previously been included with interest earning trading assets. This resulted in a revision of the net interest margin calculation. All prior periods presented were restated to reflect this refinement. Management believes this refined method to be a more reflective measure of net interest margin due to the interest earning nature of these assets.

3 SunTrust presents a return on average assets less net unrealized gains on securities. The foregoing numbers reflect primarily adjustments to remove the effects of the Company’s securities portfolio which includes the ownership by the Company of 43.7 million shares of The Coca-Cola Company as of June 30, 2007. The Company uses this information internally to gauge its actual performance in the industry. The Company believes that the return on average assets less the net unrealized securities gains is more indicative of the Company’s return on assets because it more accurately reflects the return on the assets that are related to the Company’s core businesses which are primarily customer relationship and customer transaction driven. The return on average assets less net unrealized gains on securities is computed by dividing annualized net income, excluding securities gains/losses and The Coca-Cola Company dividend, by average assets less net unrealized securities gains.

4 For more information on how those ratios are calculated, see “Ratio of Earnings to Fixed Charges” on page S-8.

THE COMPANY

SunTrust Banks, Inc., with year-end 2006 assets of $182.2 billion, is one of the nation’s largest financial services holding companies.

Through our flagship subsidiary, SunTrust Bank, we provide deposit, credit, and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, equipment leasing, brokerage and capital market services. SunTrust’s client base encompasses a broad range of individuals and families, high-net-worth clients, businesses, and institutions.

SunTrust enjoys strong market positions in some of the highest-growth markets in the United States and also serves clients in selected markets nationally. Our priorities include consistency in financial performance, quality in customer service, and a strong commitment to all segments of the communities we serve.

As of June 30, 2007, SunTrust had 1,685 retail and specialized service branches and 2,533 ATMs, which are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia. In addition, SunTrust provides clients with a selection of technology-based banking channels including Internet, PC and Telephone Banking. Our internet address is www.suntrust.com.

As of June 30, 2007, SunTrust had total assets under advisement of $249.9 billion. This includes $207.4 billion in trust assets as well as $42.5 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio grew to $105.1 billion as of June 30, 2007.

RISK FACTORS

Investing in the notes involves risk. See “Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2006, on page 82 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and on page 89 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, and “Special Note Regarding Forward-Looking Statements” beginning on page iii of this prospectus supplement.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $497,292,500, after expenses and underwriting commissions. We intend to use the net proceeds for general corporate purposes, including the repayment of our $250 million 3.625% Senior Notes due 2007 and our $100 million Floating Rate Senior Notes due 2007 upon the maturity date of each such series of notes. The maturity date for each series of notes is October 15, 2007. The interest rate for our $100 million Floating Rate Senior Notes due 2007 as of July 15, 2007 was 5.44%. Pending such use of the net proceeds, we may invest the proceeds in highly liquid short-term securities.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act, SunTrust is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System, or the “Federal Reserve.” For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to SunTrust, please refer to SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and the subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, SunTrust’s earnings are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

SunTrust’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on SunTrust’s business.

Depositary institutions, like SunTrust’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. SunTrust also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. SunTrust’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges.

Fixed charges represent interest expense, either including or excluding interest on deposits as set forth below, and the portion of net rental expense deemed to be equivalent to interest on long-term debt. Interest expense, other than on deposits, includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.

	Six Months Ended June 30		Twelve Months Ended December 31
	2007	2006	2006	2005	2004	2003	2002
Including interest on deposits	1.64	1.65	1.58	1.89	2.43	2.28	1.94
Excluding interest on deposits	3.04	2.86	2.73	3.09	3.78	3.66	3.24

DESCRIPTION OF THE NOTES

The following is a brief description of the terms of the notes, which does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Indenture (as defined below).

General

The notes will be issued in an initial aggregate principal amount of $500 million and will mature on September 11, 2017. The notes will not be subject to redemption at our option or repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund. The notes will be issued only in fully registered book-entry form without coupons and in denominations of $5,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange. The notes will be issued pursuant to an indenture to be entered into by us and U.S. Bank National Association, as trustee (the “Indenture”). As discussed below, payment of the principal of, and interest on, the notes represented by a global note registered in the name of or held by DTC, or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note.

We may, without the consent of the holders of the notes, issue additional notes of the same series as the notes offered by this prospectus supplement, provided that such additional notes would be treated as part of the same issue as the original notes for U.S. federal income tax purposes. Any additional notes will have the same ranking, interest rate, maturity date and other terms as the series of notes offered hereby. Any additional notes of the series issued by us, together with the notes offered by this prospectus supplement, will constitute the same series of debt securities under the Indenture.

Interest

The notes will bear interest at a rate of 6.000% per annum from September 10, 2007 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on March 11 and September 11 of each year, beginning March 11, 2008. Interest payable on any interest payment date will be payable to the persons in whose names the notes are registered at the close of business on the fifteenth calendar day next preceding the interest payment date. Interest on the notes will be calculated based on a 360-day year consisting of twelve 30-day months.

If any interest payment date, other than the maturity date, falls on a day that is not a business day, the interest payment date will be the next day that is a business day, except that if the next such business day is in a different month, then the payment date will be the immediately preceding day that is a business day. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on the notes or such payment will accrue for the period from and after the maturity date.

A “business day” means any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York or Atlanta, Georgia, are permitted or required by any applicable law to close.

Ranking

The notes will be senior unsecured indebtedness of SunTrust Banks, Inc. and rank equally with our other senior unsecured indebtedness and will be effectively subordinate to our secured indebtedness. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to the prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Accordingly, the notes effectively will be subordinated to all existing and future liabilities of our subsidiaries. At June 30, 2007, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $155.3 billion.

Redemption or Repayment

The notes will not be subject to redemption at our option or repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

Events of Default, Waiver and Notice

An “event of default,” when used in the Indenture, means any of the following:

•	non-payment of interest on the notes for 30 days after such payment becomes due;

•	non-payment of the principal on the notes when due;

•	our failure for 90 days after notice in performing any other covenant or warranty in the Indenture;

•	bankruptcy of SunTrust; or

•	receivership of SunTrust Bank.

If an event of default under the Indenture occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the entire principal and all accrued but unpaid interest of all notes to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding notes can, subject to certain conditions, rescind the declaration.

The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default, except:

•	a default in payment of principal or interest; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding note.

The holders of a majority in principal amount of the notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, whether or not any defaults exist under the terms of the Indenture.

Limitations on Mergers and Sales of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the notes and performance of the covenants in the Indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the Indenture exists; and

•	certain other conditions as prescribed in the Indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us in such Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor entity may exercise our rights and powers under the Indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all of our liabilities and obligations under the Indenture and under the notes.

Restriction on Disposition of Voting Stock of Certain Subsidiaries

Under the Indenture, we have agreed not to sell, assign, pledge, transfer or otherwise dispose of any shares of capital stock of any principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock unless after giving effect to such transaction we would own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of capital stock of such principal subsidiary bank. We additionally agreed not to pay any dividend or distribution in capital stock of any principal subsidiary bank unless such principal subsidiary bank unconditionally guarantees payment of principal and interest on the notes.

The Indenture defines a principal subsidiary bank as any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus supplement, SunTrust Bank was the only subsidiary bank that is a principal subsidiary bank under the Indenture.

Notwithstanding the foregoing, this covenant does not prohibit:

•	any dispositions made by us or any subsidiary (a) acting in a fiduciary capacity for any person other than us or any subsidiary or (b) to us or any of our wholly-owned subsidiaries; or

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank.

This covenant also does not prohibit sales, assignments, pledges, transfers or other dispositions of voting stock of a principal subsidiary bank where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us, directly or indirectly, of any other corporation or entity;

•

the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank as long as (a) such transaction is made for fair market value as determined by our board of directors or the board of directors of the subsidiary disposing of such voting stock or securities and (b) after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

any principal subsidiary bank sells additional shares of its voting stock to shareholders at any price, so long as immediately after such sale we will own, directly or indirectly, at least as great a percentage of the voting stock of such principal subsidiary bank as we owned prior to the sale of such additional shares; or

•	a pledge is made or a lien is created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Defeasance and Covenant Defeasance

The Indenture provides that we may deposit in trust with the trustee cash and/or government securities in an amount sufficient, without reinvestment, to pay all sums due on the notes. If we make this deposit, then, at our option, we:

•	will be deemed to have satisfied and paid all of our obligations in respect of the notes; or

•

will not need to comply with certain restrictive covenants contained in the Indenture and the occurrence of a covenant default will no longer be an event of default with respect to the notes, which we refer to as “covenant defeasance.”

Such a trust may only be established if, among other things:

•	no event of default exists or occurs as a result of such deposit; and

•	we deliver an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit.

If we exercise our covenant defeasance option with respect to the notes and the maturity of the notes is accelerated upon an event of default, the amount of cash and government securities on deposit with the trustee may not be sufficient to pay amounts due on the notes at the time of the acceleration. However, we will remain liable with respect to such payments.

Modification of the Indenture

Under the Indenture, certain of our rights and obligations and certain of the rights of holders of the notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest;

•	a reduction in or change in the manner of calculating payments due on the notes;

•	a change in the place of payment or currency in which any payment on the notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the notes;

•

a reduction in the percentage of outstanding notes required to consent to a modification or amendment of the Indenture or required to consent to a waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture;

•	a reduction in the requirements contained in the Indenture for quorum or voting; and

•	a modification of any of the foregoing requirements contained in the Indenture.

Under the Indenture, the holders of at least a majority of the aggregate principal amount of the outstanding notes may waive compliance by us with any covenant or condition contained in the Indenture.

We and the trustee may execute, without the consent of any holder of notes, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the Indenture and the notes;

•	adding covenants by us for the benefit of the holders of the notes, transferring any property to or with the trustee or surrendering any of our rights or powers under the Indenture;

•	adding any additional events of default for the notes;

•

changing or eliminating any restrictions on the payment of principal or premium, if any, on notes in registered form, provided that any such action shall not adversely affect the interests of the holders of the notes of any series in any material respect;

•	evidencing and providing for the acceptance of appointment under the Indenture by a successor trustee with respect to the notes;

•

curing any ambiguity, correcting or supplementing any provision in the Indenture that may be defective or inconsistent with any other provision therein or making any other provisions with respect to matters or questions arising under the Indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the notes in any material respect;

•	adding to, changing or eliminating any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act;

•

supplementing any provision of the Indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the Indenture, provided that such action shall not adversely affect the interests of any of the holders of the notes in any material respect; or

•	conforming the terms of the Indenture and the notes to the description of the notes in this prospectus supplement, in the manner provided in the Indenture.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

U.S. Bank National Association will act as trustee for the notes. The trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the notes that are then outstanding by tender, in the open market or by private agreement.

Book-Entry, Delivery and Form of Notes

The notes will be issued in book-entry form through The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC.” DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The notes will be accepted for clearance by DTC. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream. Owners of beneficial interests in the notes will receive all payments relating to their notes in U.S. dollars. One or more fully registered global security certificates, representing the aggregate principal amount of notes issued, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes, so long as the notes are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, referred to as “indirect participants,” such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner of notes will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of notes other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the notes entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the notes will be printed and delivered to DTC. If an event of default with respect to the notes has occurred and is continuing, a holder may request that certificates for the notes be registered in such holder’s names.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of notes. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the notes represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or the notes represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of notes.

Payments with respect to notes represented by the global security certificates and all transfers and deliveries of notes will be made to DTC or its nominee, as the case may be, as the registered holder of the notes. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of notes to pledge the notes to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture only at the direction of one or more participants to whose accounts with DTC the notes are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”). Beneficial interests in the global securities of a series will be held in denominations of $5,000 and integral multiples of $1,000 in excess thereof.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the notes of a series held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes of a series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to a series of notes by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain U.S. federal income tax consequences to you of the purchase, beneficial ownership and disposition of notes as of the date hereof. This summary deals only with holders that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes is sold to investors) and that hold such notes as capital assets for tax purposes. This summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a person subject to alternative minimum tax;

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a U.S. expatriate, “controlled foreign corporation,” or “passive foreign investment company.”

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized below.

If an entity classified as a partnership for U.S. federal income tax purposes holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisor.

If you are considering the purchase of notes, you should consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the purchase, beneficial ownership and disposition of notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences.

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note that is any of the following for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder and not a partnership for U.S. federal income tax purposes.

U.S. Holders

Payments of Interest

In general, you must report interest on the notes as ordinary income at the time it is paid or accrued, in accordance with your regular method of accounting for tax purposes.

Sale, Exchange and Retirement of the Notes

On the sale, exchange, retirement or other taxable disposition of a note:

•

You will recognize taxable gain or loss equal to the difference between (i) the amount received by you on such sale, exchange, retirement or other disposition (except to the extent the amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income) and (ii) your adjusted tax basis in the note.

•

Your gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you held the note for more than one year at the time of such sale, exchange, retirement or other disposition. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Generally, if you are a non-corporate U.S. holder, payments made on a note will be subject to information reporting. In addition, a non-corporate U.S. holder may be subject to a backup withholding on those payments if it fails to provide its accurate taxpayer identification number to us or our paying agent in the manner required, is notified by the Internal Revenue Service (the “IRS”) that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. Non-corporate U.S. holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of a note. Any amounts withheld from payments to you under the backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

U.S. Federal Withholding Tax

Payments of principal and stated interest on a note will not be subject to U.S. federal withholding tax, provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by you in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. tax on a net income basis), you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided you comply with certain certification and disclosure requirements discussed above in “—U.S. Federal Withholding Tax”) in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such effectively connected interest.

Any gain realized on the sale, exchange, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if applicable, attributable to a permanent establishment maintained by you in the United States), in which case if you are a foreign corporation the branch profits tax described above may also apply, or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

If you are an individual who at death is not a U.S. citizen or resident (as specially defined for U.S. federal estate tax purposes), your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations, and (2) interest on those notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

The amount of interest paid to you, and the amount of any tax withheld with respect to such interest, must be reported annually to the IRS and you. Copies of the information returns reporting the amount of such interest and the amount of any tax withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on a note, provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and the certification requirements described in the last bullet point under “—U.S. Federal Withholding Tax” above have been met.

In general, you will be subject to information reporting, and possibly backup withholding, with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless (i) the certification requirements described above have been met and the payor does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or (ii) you otherwise establish an exemption.

Any amounts withheld from payments to you under the backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies or other arrangement that is subject to Title I of ERISA (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Code, prohibit plans, as well as individual retirement accounts and other arrangements to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to such plan. SunTrust may be considered a party in interest or disqualified person with respect to a plan to the extent SunTrust or any of its affiliates are engaged in providing services to such plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. In addition, the fiduciary of a plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA, or Section 4975 of the Code, but these plans may be subject to other laws that contain fiduciary and prohibited transaction provisions similar to those under Title I of ERISA and Section 4975 of the Code (“Similar Laws”).

An investment in the notes by a plan under certain circumstances could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code regarding an investing plan. For example, if SunTrust were a party in interest with respect to an investing plan, either directly or by reason of the activities of one or more of its affiliates, sale of the notes to the plan could be prohibited by Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

Based on the foregoing, the notes may not be purchased or held by any plan, any governmental, church or foreign plan subject to Similar Laws, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless the purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or another applicable statutory or administrative exemption.

Any purchaser or holder of the notes will be deemed to have represented by its purchase and holding that either:

•

it is not a plan or governmental, church or foreign plan subject to Similar Laws, or a plan asset entity and is not purchasing the notes on behalf of or with “plan assets” of any such plan or governmental, church or foreign plan; or

•

its acquisition and holding of the notes qualifies (based on advice of counsel) for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption with respect to such purchase or holding.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with “plan assets” of, any plan or governmental, church or foreign plan consult with their counsel regarding the potential consequences of the investment and the availability of exemptive relief.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA or the Code (or in the case of a governmental, church or foreign plan, any Similar Law).

UNDERWRITING

SunTrust Banks, Inc. and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, the underwriters have agreed to purchase the principal amount of notes indicated in the following table. SunTrust Robinson Humphrey, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Name	Principal amount of notes
SunTrust Robinson Humphrey, Inc.	$212,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	212,500,000
Bank of America Securities LLC	12,500,000
Goldman, Sachs & Co.	12,500,000
Lehman Brothers Inc.	12,500,000
Morgan Stanley & Co. Incorporated	12,500,000
Sandler O’Neill & Partners, L.P.	12,500,000
UBS Securities LLC	12,500,000

Total	$500,000,000

The underwriters are obligated to take and pay for all of the notes if any notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a selling concession not in excess of 0.250% of the principal amount of the notes. Any underwriter may allow, and dealers may reallow, a selling concession not in excess of 0.200% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

We have agreed that we will not offer, sell, contract to sell or otherwise dispose of any of our debt securities or warrants to purchase or otherwise acquire our debt securities that are substantially similar to the notes for a period of 30 days from the date of this prospectus supplement with the exception of the notes, commercial paper issued in the ordinary course of business or securities or warrants permitted with the prior written consent of the representatives.

The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the notes. We estimate that we will spend approximately $417,500 for printing, rating agency, trustees and legal fees and other expenses allocable to the offering.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The notes are offered for sale only in those jurisdictions in the United States where it is legal to make such offers. The underwriters intend to offer the notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

Each of the underwriters has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, as

amended (the “FSMA”) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus as contemplated by the final terms in relation thereto to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	if the final terms in relation to the notes specify that an offer of those notes may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to such notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final terms contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or final terms, as applicable;

(b)	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(d)	at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter nominated by the Company for any such offer; or

(e)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (b) to (e) above shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Prior to this offering, there has been no public market for the notes. We have been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the notes.

From time to time, certain of the underwriters have provided, and may provide, various financial advisory or investment banking services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

The underwriters may, from time to time, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business. SunTrust Robinson Humphrey, Inc., our subsidiary, is participating in this offering of notes as an underwriter. Accordingly, this offering is being conducted in compliance with the provisions of Rule 2720 of FINRA. In the future, SunTrust Robinson Humphrey, Inc. or our other affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of the resale or at negotiated prices.

VALIDITY OF SECURITIES

The validity of the notes will be passed upon for SunTrust by King & Spalding LLP, Atlanta, Georgia, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely as to all matters of Georgia law upon the opinion of King & Spalding LLP.

EXPERTS

Our financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their reports which are incorporated by reference in this prospectus supplement. Such financial statements and management’s assessment are incorporated in reliance upon the reports of such firm given on its authority as experts in accounting and auditing.

PROSPECTUS

SunTrust Banks, Inc.

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Purchase Contracts

Units

Warrants

Depositary Shares

Preferred Stock

Common Stock

Guarantees

SunTrust Capital VIII

SunTrust Capital IX

SunTrust Capital X

SunTrust Capital XI

SunTrust Capital XII

SunTrust Capital XIII

SunTrust Capital XIV

SunTrust Capital XV

Trust Preferred Securities

SunTrust Preferred Capital I

Normal PPS

Stripped PPS

Capital PPS

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2006.

Unless the context requires otherwise, references to (1) ”we,” “us,” “our” or similar terms are to SunTrust Banks, Inc. and its subsidiaries, (2) the “Trusts” are to SunTrust Capital VIII, SunTrust Capital IX, SunTrust Capital X, SunTrust Capital XI, SunTrust Capital XII, SunTrust Capital XIII, SunTrust Capital XIV, and SunTrust Capital XV, statutory Delaware trusts and the issuers of the trust preferred securities and (3) the “PPS Trust” are to SunTrust Preferred Capital I, a Delaware statutory trust and the issuer of the Normal PPS, Stripped PPS and Capital PPS (collectively, the “PPS”).

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we, the Trusts and the PPS Trust filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, junior subordinated debt securities, purchase contracts, units, warrants, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by SunTrust, to the public. The PPS Trust may sell the PPS representing undivided beneficial interests in the assets of the PPS Trust, which may be guaranteed by SunTrust, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

1

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•

Current Reports on Form 8-K filed on January 6, 2006, January 12, 2006, February 17, 2006, February 21, 2006, July 25, 2006, August 28, 2006, September 5, 2006, September 12, 2006, September 29, 2006 and October 18, 2006; and

•

The description of SunTrust’s common stock, $1.00 par value per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed March 5, 2003, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

404-658-4879

Attn: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, King & Spalding LLP or by Raymond D. Fortin, Corporate Executive Vice President, General Counsel and Corporate Secretary of SunTrust. Richards, Layton & Finger, special Delaware counsel to the Trusts, will pass upon certain legal matters for the Trusts and the PPS Trust. As of September 19, 2006, Mr. Fortin beneficially owned 72,954.2511 shares of our common stock, which includes options to purchase and other forfeitable rights with respect to 58,300 shares which he is deemed to own beneficially pursuant to Rule 13d-3. Any underwriters will be represented by their own legal counsel.

2

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

3

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

SunTrust Banks, Inc.

6.000% Senior Notes due 2017

Joint Bookrunners

SunTrust Robinson Humphrey

Merrill Lynch & Co.

Co-Managers

Bank of America Securities LLC

Goldman, Sachs & Co.

Lehman Brothers

Morgan Stanley

Sandler O’Neill + Partners, L.P.

UBS Investment Bank